Exhibit 99.2

Aruba Networks Enters Agreement to Acquire Avenda Systems

Acquisition will significantly enhance Aruba’s Bring Your Own Device (BYOD) solutions for business

SUNNYVALE, Calif. — November 17, 2011 — Aruba Networks, Inc. (NASDAQ:ARUN) today announced the execution of a definitive agreement to purchase privately-held Avenda Systems, a leading developer of network security solutions that securely connect users and their personal mobile devices to business networks. These solutions facilitate development and enforcement of Bring Your Own Device (BYOD) initiatives in the workplace. Avenda’s solutions will enhance Aruba’s Mobile Virtual Enterprise (MOVE) architecture, making it simpler and safer for enterprises to transition to a new era of mobile computing and cloud-based applications.

“This acquisition is fundamentally about arming our customers with a simple, cost-effective and device-agnostic approach to connecting and securing BYOD users,” said Hitesh Sheth, chief operating officer at Aruba. “Legacy networking vendors have struggled to deliver a purpose-built solution for today’s mobility age. Faced with the BYOD phenomenon, IT departments need to deliver policy and control to a wide range of mobile devices and PCs over their existing networks. Together, Aruba and Avenda are poised to deliver the ideal answer.”

Aruba’s context-aware MOVE architecture is designed to identify the user, as well as his or her device type, application, and location and apply access policies based on that information. This is critical for mobile networks in order to optimize security and network capacity. Avenda’s solutions will enhance Aruba’s context-based networking by applying those policies across the entire access network, independent of access type or vendor. They will also add device posture and deeper visibility into device profiles for a complete picture of the network connection. These are critical technologies as BYOD initiatives not only go mainstream, but also expand in scope.

Avenda also enables self-service provisioning of 802.1x and security credentials to a broad range of devices running iOS, Android, MacOS, or Windows. This enables users to quickly and securely connect a new mobile device to the network without engaging IT helpdesk resources. Avenda delivers this solution locally or as a cloud-based subscription service.

The acquisition is expected to close in the second quarter of Aruba’s fiscal year 2012, ending January 31, 2012, subject to standard closing conditions.

About Aruba Networks, Inc.

Aruba Networks is a leading provider of next-generation network access solutions for the mobile enterprise. The company’s Mobile Virtual Enterprise (MOVE) architecture unifies wired and wireless network infrastructures into one seamless access solution for corporate headquarters, mobile business professionals, remote workers and guests. This unified approach to access networks dramatically improves productivity and lowers capital and operational costs.

Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements about the expectations, beliefs, financial plans, intentions and strategies of Aruba relating to its proposed acquisition of Avenda. Such forward-looking statements include statements regarding future product offerings and potential benefits of current and future product offerings. These statements reflect Aruba’s current beliefs and are based on current information available to us. The ability of Aruba to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. In particular, while the companies have executed a definitive agreement, there is no assurance that they will complete the transaction. If the companies fail to satisfy conditions for closing, the transaction will terminate. Other risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations; employee retention and maintenance of the business of Avenda before the closing of the transaction; the ability of Aruba to retain and motivate key employees of Avenda; the ability to coordinate strategy and resources between Aruba and Avenda; loss of any Avenda customers; the ability to manage the integration of products and operations between Aruba and Avenda; timely development and acceptance of products and services and their feature sets; and other risks that are described from time to time in Aruba’s reports filed with the Securities and Exchange Commission.

© 2011 Aruba Networks, Inc. Aruba Networks’ trademarks include the design mark for AirWave, Aruba Networks®, Aruba Wireless Networks®, the registered Aruba the Mobile Edge Company logo, the registered AirWave logo, Aruba Mobility Management System®, Mobile Edge Architecture®, People Move. Networks Must Follow®, RFProtect®, Green Island®. All rights reserved. All other trademarks are the property of their respective owners.

Media Contacts

Wilson Craig

Aruba Networks

Director, Corporate Communications

+1-408-516-6182

wcraig@arubanetworks.com